Filed pursuant to Rule 424(b)(3)

Registration No. 333-264418

PROSPECTUS SUPPLEMENT NO. 2

(to the Prospectus dated July 8, 2022)

Swvl Holdings Corp

102,939,766 CLASS A ORDINARY SHARES

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated July 8, 2022 (as supplemented to date, the “Prospectus”), which forms a part of a registration statement on Form F-1 (Registration No. 333-264418), related to the offer and sale from time to time by B. Riley Principal Capital, LLC of up to 102,939,766 Class A Ordinary Shares. Specifically, this prospectus supplement is being filed to update and supplement the information included in the Prospectus with the information contained in our Report of Foreign Private Issuer on Form 6-K submitted to the Securities and Exchange Commission (the “SEC”) on July 29, 2022.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and this prospectus supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this prospectus supplement and any amendments or supplements carefully before you make your investment decision.

Our Class A Ordinary Shares are listed on the Nasdaq Stock Market LLC (“Nasdaq”), under the trading symbols “SWVL”. On July 28, 2022, the closing price for our Class A Ordinary Shares on Nasdaq was $1.63.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” beginning on page 15 of the Prospectus before you make an investment in the securities.

Neither the SEC nor any state or foreign securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus supplement is dated July 29, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of July 2022

Commission File Number: 001-41339

Swvl Holdings Corp

The Offices 4, One Central

Dubai World Trade Centre

Dubai, United Arab Emirates

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F  ☒                 Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):  ☐

Termination of Agreement to Acquire Zeelo LTD.

On July 29, 2022, Swvl Holdings Corp (“Swvl”) and Zeelo LTD. (“Zeelo”) agreed to terminate their previously-announced transaction whereby Swvl would acquire Zeelo.

The acquisition transaction was announced on April 28, 2022 and expected to close on May 24, 2022. All pre-completion obligations were met, but following financial market volatility, Swvl and Zeelo mutually agreed to terminate the planned transaction.

Swvl Global FZE, a subsidiary of Swvl, previously funded a $5,000,000 convertible promissory note to Zeelo. In connection with the termination of the acquisition transaction, Swvl Global FZE and Zeelo mutually agreed to terminate the convertible promissory note and Swvl Global FZE forgave the $5,000,000 balance thereunder.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SWVL HOLDINGS CORP

Date: July 29, 2022	By:	/s/ Youssef Salem
	Name:	Youssef Salem
	Title:	Chief Financial Officer